UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12

S1 CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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The following article, which included an interview with Johann Dreyer, Chief Executive Officer of S1 Corporation, appeared in Reuters on August 24, 2011.

Reuters
CORRECTED-INTERVIEW-S1 needs better offer to scrap Fundtech deal
By Tanya Agrawal
August 24, 2011
(Drops reference to ACI’s closure risks responsibilities in second bullet and para 4)

*	Says ACI offer not compelling enough
BANGALORE, Aug 24 (Reuters) — Financial services provider S1 Corp said ACI Worldwide’s buyout offer for the company was not attractive enough to scrap its proposed $700 million deal to buy Israel-based Fundtech Ltd.
Earlier this month, ACI went after S1 Corp with a $540 million takeover offer, throwing a spanner in S1’s plans to acquire Fundtech.
“We believe the ACI offer is not a compelling offer and posts too many risks. There are closure and anti-trust risks and if the deal were to not close, the damage that it would cause S1 would be significant,” S1 Chief Executive Johann Dreyer told Reuters in an interview.
According to ACI, its cash-and-stock offer values S1 at $9.50 per share, which represented a 33 percent premium to S1’s July 25 closing.
However, Dreyer said the cash component of the deal was not as attractive as it was made out to be.
“As we have said, the $9.50 really translates to $5.70 in cash and the rest in stock, which we don’t think is the appropriate price for our company,” the CEO said.
“We have acquired around 22 customers from ACI over the course of time. I can’t think of an instance, where the reverse has happened.”
HOSTILE OVERTURES
Earlier this month, ACI launched a direct attack on the S1-Fundtech deal by filing proxy materials with the U.S. Securities and Exchange Commission, where it asked S1 shareholders to vote against the Fundtech deal.
“What ACI has done is that it asked our shareholders to vote against the transactions (with Fundtech) rather than vote for its proposal, which I think is a very narrow view,” Dreyer said.
Dreyer refused to comment on whether the adoption of a poison pill would be an option for the company in the event of ACI going hostile and taking the offer directly to S1’s shareholders.

If shareholders were to reject the Fundtech offer at the special shareholders meeting, S1 would go back to the drawing board, Dreyer added.
“I think our merger with Fundtech will be accretive to our shareholders,” Dreyer said.
He added the merger, expected to close in the fourth quarter, would not lead to job cuts.
“By the end of 2012, we will have more people working for the combined company than we do now, it will just be a different mix of employees”.

Forward Looking Statements
Certain statements in this communication may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, those regarding any transaction with Fundtech or ACI Worldwide and other statements that are not historical facts. These statements involve risks and uncertainties including those detailed in S1’s proxy statement filed in connection with the proposed transaction with Fundtech, its Annual Reports on Form 10-K and other filings with the Securities and Exchange Commission (“SEC”). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. S1 disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.
Additional Information and Where to Find It
In connection with the proposed transaction with Fundtech, S1 has filed with the SEC a definitive proxy statement dated August 19, 2011 and other relevant materials and Fundtech intends to file relevant materials with the SEC and other governmental or regulatory authorities, including an information statement. STOCKHOLDERS AND INVESTORS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT MATERIALS, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO SUCH MATERIALS, FILED BY S1 AND FUNDTECH WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT S1, FUNDTECH AND THE TRANSACTION. The definitive proxy statement, information statement and certain other relevant materials and any other documents filed by S1 or Fundtech with the SEC may be obtained free of charge at the SEC’s website at http://www.sec.gov. In addition, investors may obtain free copies of the documents filed with the SEC (i) by contacting S1’s Investor Relations at (404) 923-3500 or by accessing S1’s investor relations website at www.s1.com; or (ii) by contacting Fundtech’s Investor Relations at (201) 946-1100 or by accessing Fundtech’s investor relations website at www.fundtech.com. Investors are urged to read the proxy statement and information statement and the other relevant materials when they become available before making any voting or investment decision with respect to the transaction.
Participants in the Solicitation
S1, Fundtech and their respective executive officers and directors may be deemed to be participating in the solicitation of proxies in connection with the transaction between the companies. Information about the executive officers and directors of S1 and the number of shares of S1’s common stock beneficially owned by such persons is set forth in the proxy statement for S1’s 2011 Annual Meeting of Stockholders which was filed with the SEC on April 8, 2011. Information about the executive officers and directors of Fundtech and the number of Fundtech’s ordinary shares beneficially owned by such persons is set forth in the annual report on Form 20-F which was filed with the SEC on May 31, 2011. Investors may obtain additional information regarding the direct and indirect interests of S1, Fundtech and their respective executive officers and directors in the transaction by reading S1’s definitive proxy statement dated August 19, 2011 regarding the transaction with Fundtech filed with the SEC on August 19, 2011 and Fundtech’s information statement when it becomes available.
This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.